EXHIBIT 99.1

MetroCorp Announces Receipt of Non-Compliance Letter from NASDAQ

HOUSTON, May 22, 2007 (PRIME NEWSWIRE) -- MetroCorp Bancshares, Inc. (the "Company") (Nasdaq:MCBI) announced today that it received a NASDAQ Staff Deficiency Letter on May 21, 2007, indicating that a majority of the Company's board of directors was no longer comprised of independent directors as defined in Rule 4200 of the Marketplace Rules and accordingly, was no longer in compliance with Rule 4350(c)(1) of the Marketplace Rules. NASDAQ advised the Company that it was within the grace period to regain compliance and was not subject to delisting from the NASDAQ as a result of the deficiency unless it failed to fill the vacancy no later than May 4, 2008.

The failure to meet the independent director requirement set forth in Rule 4350(c)(1) was a result of John E. Peterson, Jr.'s decision to retire from the board of directors effective May 4, 2007 and Daniel B. Wright's decision to resign from the board of directors effective March 14, 2007. The Company's Governance and Nominating Committee has commenced a search for two independent directors and expects to fill the vacancies prior to May 4, 2008.

MetroCorp Bancshares, Inc. provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has 13 full-service banking locations in the greater Houston, and Dallas, Texas metropolitan areas, and five full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas and one loan production office in San Francisco, California. As of March 31, 2007, the Company had consolidated assets of $1.3 billion. For more information, visit the Company's web site at http://www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected, which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in the Company's reports and other documents filed with the Securities and Exchange Commission.

CONTACT:  MetroCorp Bancshares, Inc.
          George M. Lee, CEO
          713-776-3876